CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Form S-8 relating to the 2014 Employee Stock Incentive Plan of our report dated October 8, 2013, relating to the consolidated financial statements of Golden Global Corp. (the Company) as of June 30, 2013 and 2012, and consolidated statements of operations, shareholders’ equity and cash flows for the years ended June 30, 2013 and 2012, which appear in the Company’s annual report on Form 10-K filed on October 15, 2013 and amended on November 1, 2013, as incorporated by reference in such S-8.

Calgary, Alberta

March 18, 2014

Chartered Accountants